EXHIBIT 10.4

[ORLEANS HOMEBUILDERS, INC. LETTERHEAD]

December 5, 2008

Garry P. Herdler

c/o 3333 Street Road
Suite 101
Bensalem, PA 19020

Re:          Orleans Homebuilders, Inc. Restricted Stock

Dear Garry:

As you know, Orleans Homebuilders, Inc. (the “Company”) granted to you 250,000 shares of restricted stock pursuant to a Restricted Stock Award dated as of December 4, 2008 (the “Restricted Stock”).  The Restricted Stock is being issued pursuant to Registration Statement No. 333-151168 on Form S-8 which registered 1,600,000 shares of the Company’s Common Stock issuable under the Plan.  At the time the grant was made, the Company’s Compensation Committee also determined that the Company should pay to you a tax gross-up with respect to income taxes payable by you as a result of the vesting of the Restricted Stock.

The purpose of this letter is to confirm to you that, from time to time as of the date any amounts are required to be taken into account as income to you for income tax purposes by reason of the vesting of the Restricted Stock, the Company will pay to you an additional cash payment (a “Gross-Up Payment”) sufficient to pay all of your federal, state and local income taxes on such income taken into account by reason of the vesting of the Restricted Stock from time to time and on the Gross-Up Payment itself.   For purposes of calculating the amounts payable by the Company hereunder, with respect to income taxes to which you are subject, you shall be deemed to pay income taxes at the highest applicable marginal rate of federal, state or local income taxation for the calendar year in which the payments are made regardless of the amount of taxes actually paid.  To implement the foregoing, with respect to the vesting of each tranche of Restricted Stock, the Company shall pay to the appropriate federal, state and/or local taxing authorities, on your behalf, all amounts required under applicable laws and/or regulations to be withheld and paid over by the Company with respect to federal, state and/or local tax liabilities no later than the earlier of (i) the last business day of the calendar year in which the applicable tranche vested and (ii) 30 days after the applicable tranche has vested.  The amounts so paid shall in general be considered to be a payment of all or a portion of your Gross-Up Payments.  Within 60 days after the vesting of the applicable tranche giving rise to the Company’s obligation to make the Gross-Up Payment, the Company shall pay to you any portion of a Gross-Up Payment to which you may be entitled that was not paid as tax withholding.

If you should have any questions about this letter, please do not hesitate to contact me.

Sincerely,

/s/ MICHAEL T. VESEY

Michael T. Vesey

Agreed to and acknowledged:

/s/ GARRY P. HERDLER
Garry P. Herdler